Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-140630 of our report dated April 30, 2007 (June 22, 2007 as to the first paragraph of Note 8 and June 27, 2007 as to Note 13) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
June 28, 2007